Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

 LAKELAND INDUSTRIES, INC.

and

TD BANK, N.A.

Dated as of January 14, 2010

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5.4	Title to Properties	28
5.5	Governmental Consent	28
5.6	Taxes	28
5.7	Financial Statements	28
5.8	Full Disclosure	28
5.9	Subsidiaries	29
5.10	Investments, Guarantees, Contracts, etc.:	29
5.11	Government Regulations, etc.:	29
5.12	Business Interruptions	30
5.13	Names and Intellectual Property:	30
5.14	Other Associations	30
5.15	Environmental Matters	30
5.16	Regulation O	31
5.17	Capital Stock	31
5.18	Solvency	32
5.19	Perfection and Priority	32
5.20	Commercial Tort Claims	32
5.21	Letter of Credit Rights	32
5.22	Deposit Accounts	32
5.23	Anti-Terrorism Laws:	32

SECTION VI AFFIRMATIVE COVENANTS		33
6.1	Payment of Taxes and Claims	33
6.2	Maintenance of Properties and Corporate Existence:	33
6.3	Business Conducted	34
6.4	Litigation	34
6.5	Issue Taxes	34
6.6	Bank Accounts	34
6.7	Employee Benefit Plans	35
6.8	Financial Covenant	35
6.9	Financial and Business Information	35
6.10	Officers' Certificates	37
6.11	Audits and Inspection	37
6.12	Information to Participant	37
6.13	Material Adverse Developments	37
6.14	Places of Business	38
6.15	Commercial Tort Claims	38
6.16	Letter of Credit Rights	38
6.17	Additional Subsidiaries	38
6.18	Non-Material Non-Domestic Subsidiaries	38

SECTION VII NEGATIVE COVENANTS:		39
7.1	Merger, Consolidation, Dissolution or Liquidation:	39
7.2	Acquisitions	39
7.3	Liens and Encumbrances	39
7.4	Transactions With Affiliates or Subsidiaries:	39

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7.5	Guarantees	40
7.6	Restricted Payments, Bonuses and Other Indebtedness	40
7.7	Loans and Investments	40
7.8	Use of Lenders' Name	40
7.9	Miscellaneous Covenants:	40
7.10	Jurisdiction of Organization	40

SECTION VIII DEFAULT		40
8.1	Events of Default	40
8.2	Cure	43
8.3	Rights and Remedies on Default:	43
8.4	Nature of Remedies	44
8.5	Set-Off:	44

SECTION IX MISCELLANEOUS		44
9.1	Governing Law	44
9.2	Integrated Agreement	45
9.3	Waiver	45
9.4	Indemnity:	45
9.5	Time	45
9.6	Expenses of Lender	46
9.7	Brokerage	46
9.8	Notices:	46
9.9	Headings	47
9.10	Survival	47
9.11	Successors and Assigns	47
9.12	Duplicate Originals	47
9.13	Modification	47
9.14	Signatories	47
9.15	Third Parties	47
9.16	Discharge of Taxes, Borrower's Obligations, Etc.	47
9.17	Withholding and Other Tax Liabilities	48
9.18	Consent to Jurisdiction	48
9.19	Additional Documentation	48
9.20	Advertisement:	48
9.21	Waiver of Jury Trial	49
9.22	Consequential Damages	49

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement ("Agreement") is dated this 14th day of January, 2010, by and between Lakeland Industries, Inc., a Delaware corporation ("Borrower") and TD Bank, N.A., a national banking association ("Lender").

BACKGROUND

A.           Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B.           The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I
DEFINITIONS AND INTERPRETATION

1.1          Terms Defined:  As used in this Agreement, the following terms have the following respective meanings:

Account - All of the "accounts" (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

Account Debtor - Any Person obligated on any Account owing to Borrower.

Adjusted LIBOR Rate - For the LIBOR Interest Period for each Adjusted LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate	=	London Interbank Offered Rate
1 – LIBOR Reserve Percentage

Adjusted LIBOR Rate Loan – LIBOR Rate Loans accruing interest at a rate determined by the Adjusted LIBOR Rate.

Advance(s) - Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit, including without limitation, cash advances and the issuance of Letters of Credit.

Advance Request  - Section 2.3b)(ii)

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Control may be by ownership, contract, or otherwise.

Aggregate Outstandings - The aggregate principal amount of unpaid cash Advances plus the Letter of Credit Amount.

Anti-Terrorism Laws - Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Applicable Rate - With respect to (a) each LIBOR Rate Loan, the percentage set forth below under the leading “LIBOR Margin” opposite the Applicable Ratio, (b) the L/C Fees payable pursuant to Section 2.6(c) of this Agreement, the percentage set forth below under the heading “L/C Commission” opposite the Applicable Ratio and (c) with respect to the Unused Fee payable pursuant to Section 2.6(b) of this Agreement, the percentage set forth below under the heading “Unused Rate” opposite the Applicable Ratio:

Applicable Ratio	LIBOR Margin	L/C Commission	Unused Rate
Greater than 3.00:1.00	1.75%	1.75%	.35%
Less than or equal to 3.00:1.00, but greater than 2.00:1.00	1.60%	1.60%	.30%
Less than or equal to 2.00:1.00	1.45%	1.45%	.25%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the date of reset of the Applicable Rate in accordance with this paragraph, the Applicable Rate with respect to (a) each LIBOR Rate Loan shall be 1.75%, (b) the L/C Commission shall be 1.75% and (c) the Unused Fee shall be ..35%.  The Applicable Rate will be set or reset with respect to each LIBOR Rate Loan, the L/C Fees and the Unused Fee on the date which is five (5) Business Days following the date of receipt by the Lender of the financial statements referred to in Section 6.9(a)(i) or Section 6.9(a)(ii), as the case may be, together with the certificate required by Section 6.10; provided, however, (a) the Applicable Rate will first be reset based on the financial statements for the fiscal year ending on January 31, 2010, and (b) if any such financial statement and certificate are not received by the Lender within the time period required pursuant to Section 6.9(a)(i), Section 6.9(a)(ii), and Section 6.10, as the case may be, the Applicable Rate will be set or reset based on an Applicable Ratio of greater than 3.00:1.00 from the date such financial statements and certificate were due until the date which is five (5) Business Days following the receipt by the Lender of such financial statements and certificate, and provided, further, that the Lender shall not in any way deemed to have waived any Default, including without limitation, an Event of Default resulting from the failure of Borrower to comply with Section 6.8, Section 6.9 or Section 6.10 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso.  During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments shall be made to the Applicable Rate.

Applicable Ratio – The Ratio of Consolidated Funded Debt to Consolidated EBITDA as determined from time to time.

Asset Coverage Ratio – The ratio of (a) the sum of Eligible Accounts plus Eligible Inventory to (b) Aggregate Outstandings.

Asset Sale - The sale, transfer, lease, license or other disposition, by Borrower or by any Subsidiary of Borrower to any Person other than Borrower of any Property now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business. An Asset Sale  includes, without limitation, the sale of a division.

Authorized Officer - Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit A attached hereto.

Bank Affiliate -With respect  to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of any class of Capital Stock having  ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code – Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Base Rate – For any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the rate published from time to time in The Wall Street Journal as the “U.S. Prime Rate” or, in the event The Wall Street Journal ceases to be published, goes on strike, is otherwise not published or ceases publication of “Prime Rates”, the base, reference or other rate then designated by Lender, in its sole discretion, for general commercial loan reference and (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%)   If for any reason the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.  The Base Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers.

Base Rate Loans – That portion of the Loans accruing interest based on a rate determined by reference to the Base Rate.

Blocked Person -  Section 5.23.

Business Day - (i) A day other than Saturday or Sunday when Lender is open for business in New York, New York; or (ii) with respect to any LIBOR Rate Loan, any day other than a Saturday, Sunday or federal holiday (or a day on which commercial banks in New York are required or permitted to close) on which Lender is open and conducting its customary banking transactions.

Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Expenditures - For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets by the Borrower and its Subsidiaries, determined in accordance with GAAP.

Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Cash Management Agreement - That certain cash management agreement, to be executed and delivered on the Closing Date by the Borrower pursuant to Section 4.1 hereof as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

Change of Control - With respect to Borrower, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock of Borrower representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower or (b) the acquisition of direct or indirect control of Borrower by any Person or group.

Change of Management – The failure of both Christopher J. Ryan and Gary Pokrassa to be officers of the Borrower and to be involved in the day-to day management of the Borrower.

Closing - Section 4.6.

Closing Date - Section 4.6.

Collateral - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property (including, without limitation, pledges of ownership interests in Material Non-Domestic Subsidiaries, in accordance with the Pledge Agreement(s), and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Compliance Certificate - Section 6.10.

Consolidated Amortization Expense - For any period, the aggregate amortization expenses of Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

Consolidated Depreciation Expense - For any period, the aggregate amount of depreciation expenses of Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA - For any period, Consolidated Net Income (or deficit) plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, plus (e) consolidated one-time extraordinary expenses relating to the termination of the Existing Indebtedness and expenses associated with the termination of Borrower’s $18,000,000 fixed interest rate swap related to the Existing Indebtedness, plus (f) non-cash expenses for equity compensation related to restricted stock plans and stock options for employees and board members plus (g) non-recurring severance expenses incurred during August, 2009 provided that such amount is not in excess of $185,000 minus (h) consolidated extraordinary gains of Borrower and its Subsidiaries, all as determined on a rolling four quarter basis, in accordance with GAAP.

Consolidated Fixed Charge Coverage Ratio - For any period, the ratio of (i) Consolidated EBITDA minus Restricted Payments minus Unfunded Capital Expenditures minus Consolidated Tax Expenses paid in cash during the immediately preceding twelve month period to (ii) consolidated scheduled principal payments of Borrower and its Subsidiaries on account of long term Indebtedness for the next succeeding twelve month period excluding the aggregate principal amount of all Loans at such time plus Consolidated Interest Expense, all as determined in accordance with GAAP.

Consolidated Funded Debt - For any period, the sum of all Indebtedness of Borrower and its Subsidiaries for borrowed money, on a consolidated basis, including the current portion thereof and including Capitalized Lease Obligations, determined in accordance with GAAP.

Consolidated Interest Expense - For any period (without duplication), the aggregate amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrower and its Subsidiaries outstanding during all or any part of such period, as determined on a consolidated basis in accordance with GAAP.

Consolidated Leverage Ratio - At any time, the ratio of (i) Consolidated Funded Debt to (ii) Consolidated EBITDA.

Consolidated Net Income - For any period, net income after taxes of Borrower and its Subsidiaries as such would appear on Borrower's statement of income, prepared on a consolidated basis in accordance with GAAP.

Consolidated Tax Expense - For any period, the aggregate amount of income tax expenses of Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

Control - The possession, directly or indirectly, of the power to direct or cause the directors of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

Daily LIBOR Rate - For each Daily LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate equal to the London Interbank Offered Rate determined for a LIBOR Interest Period of thirty days, as determined on the date of a request for an Advance of a Daily LIBOR Rate Loan as such Daily LIBOR Rate may change from time to time.

Daily LIBOR Rate Loans – LIBOR Rate Loans accruing interest at a rate determined by the Daily LIBOR Rate.

Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Designated Accounts – Accounts owing to the Borrower or any Guarantor from Daniel Safety Products, Worldwide Medical, Malt Industries, Five Star, Stauffer Glove, Saf-T-Glove, Safety Products or Sunrise Industries, for which Borrower provides extended payment terms.

Disqualified Stock - Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Revolving Credit Maturity Date.

Dollar, Dollars and U.S. Dollars and the Symbol $ - Lawful money of the United States of America.

Domestic Subsidiary - Any Subsidiary of the Borrower or any Guarantor organized under the laws of any state of the United States of America.

Dupont  - E.I. Dupont De Nemours and Company, a Delaware corporation.

Dupont Agreement – The Trademark Licensing Agreement, dated as of January 1, 2008, between the Borrower and Dupont, as amended, and, at any time after the Effective Date, the amendment to such Trademark Licensing Agreement or a new agreement entered into with Dupont in accordance with Section 6.19 below.

Effective Date – That date when the Borrower shall have entered into an amendment to the Dupont Agreement or a new agreement with Dupont in accordance with Section 6.19 below.

Eligible Accounts - All Accounts of Borrower and each Guarantor meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by Borrower and such Guarantor, as the case may be and subject to no Lien (other than Permitted Liens, if applicable, and Liens granted under this Agreement) and Borrower and such Guarantor has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than 30 days past the due, with respect to the Designated Accounts, or 90 days past the original invoice date, with respect to any other Account, and the Account does not represent a rebilling; (iii) not more than 25% of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than 90 days past their original invoice dates; (iv) the amount of the Account, when aggregated with all other Accounts of such Account Debtor, is less than 10% of the face value of all Accounts of Borrower and the Guarantors then outstanding; (v) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (vi)  such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vii) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Lender or Borrower or such Guarantor; (viii) the Account is an Account for which Lender believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (ix) the Account Debtor is not a Subsidiary or Affiliate of Borrower or such Guarantor; (x) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Lender or by credit insurance, satisfactory to Lender; and (xi) the Account meets such other reasonable specifications and requirements which may from time to time be established by Lender.   Notwithstanding anything to the contrary herein, for purposes of determining the aggregate amount of Eligible Accounts, the value ascribed to those Designated Accounts which are otherwise deemed Eligible Accounts shall not exceed five percent (5%) of aggregate Eligible Accounts.

Eligible Inventory - Any and all Inventory of Borrower and each Guarantor located at Borrower's places of business shown on Schedule 5.2 attached hereto and made part hereof (and for which location Lender has received a landlord, warehouse or mortgagee waiver as determined by, and in form and substance satisfactory to, Lender), which (i) is not subject to any Lien (other than Liens granted under this Agreement and Permitted Liens, if applicable); (ii) is not slow moving, damaged, obsolete or unmerchantable; (iii) is not Inventory held on consignment; (iv) is not Inventory in-transit unless such Inventory (A) is in transit to one of Borrower's and such Guarantor’s places of business shown on Schedule 5.2, (B) is owned by Borrower or such Guarantor, as the case may be, (C) is insured to the full value thereof, and (D) is subject to negotiable bills of lading endorsed to, or non-negotiable bills of lading issued in the name of Lender; and (v) meets such other reasonable specifications and requirements which may from time to time be established by Lender.  Notwithstanding anything to the contrary herein, Inventory in-transit to the Borrower from locations outside of the United States of America shall be deemed Eligible Inventory as long as the Borrower has taken title to such Inventory and has provided satisfactory evidence thereto to the Lender, such Inventory has been insured to the full value thereof on terms and conditions reasonably satisfactory to the Lender and the Lender has been named loss payee with respect to such insurance.

Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect from time to time.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be in effect, from time to time.

Event of Default - Section 8.1.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same may be in effect from time to time.

Expenses - Section 9.6.

Existing Indebtedness - The credit facility made available to the Borrower by Wachovia Bank, N.A. pursuant to a credit agreement and other loan documents, between the Borrower and Wachovia Bank, N.A.

Federal Funds Effective Rate - For any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Lender from three Federal fund brokers of recognized standing selected by Lender.

First-Tier Subsidiary - with respect to any Person, a Subsidiary of such Person that is directly owned by such Person.

GAAP - Generally accepted accounting principles as in effect in the United States of America on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

Government Acts - Section 2.2(f).

Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantor  - Individually, Laidlaw, Adams & Peck, Inc., a Delaware corporation and each other Domestic Subsidiary which, from time to time hereafter, is required to execute a Surety and Guaranty Agreement in accordance with Section 6.17 hereof, provided such Domestic Subsidiary’s status as a Guarantor shall be effective as of the date of such execution.

Hazardous Substances - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements - Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Indebtedness - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money  (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all net obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest "cap" or "collar" or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and Lender (or any Affiliate of Lender).

Inventory - All of the "inventory" (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

IRS - Internal Revenue Service.

L/C Commitment - The sum of Five Million and 00/100 Dollars ($5,000,000.00).

L/C Fees - Section 2.6(c).

Letters of Credit - Standby letters of credit issued to or to be issued by Lender for the account of Borrower pursuant to Section 2.2 herein.

Letter of Credit Amount - The sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at any time plus (ii) the aggregate amount of all drawings under Letters of Credit for which Lender has not been reimbursed at such time.

Letter of Credit Documents - Any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefor, or any other documents (all in form and substance satisfactory to Lender), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

LIBOR Interest Period - As to LIBOR Rate Loans, a period of one month, two months, three months or six months, as selected by Borrower pursuant to the terms of this Agreement (including continuations and conversions thereof); provided however, (i) if any LIBOR Interest Period would end on a day for which there is no numerically corresponding day in the calendar month, such LIBOR Interest Period shall end on the last Business Day of the relevant calendar month and (ii) no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date.

LIBOR Rate Loans - That portion(s) of the Loans accruing interest based on a rate determined by reference to the Adjusted LIBOR Rate or the Daily LIBOR Rate.

LIBOR Reserve Percentage - For any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender.  The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.  For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loans - Collectively, the unpaid balance of cash Advances under the Revolving Credit which may be Base Rate Loans or LIBOR Rate Loans and any unreimbursed draws under any Letter of Credit.

Loan Documents - Collectively, this Agreement, the Note, the Surety and Guaranty Agreement, the Letter of Credit Documents, the Security Documents, the Perfection Certificate, the Cash Management Agreement and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

London Banking Days - Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits)  in London, England.

London Interbank Offered Rate - With respect to any LIBOR Rate Loan, the rate of interest per annum in  Dollars (rounded upwards, if necessary, at Lender’s option, to the next 100th of one percent) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), for the applicable LIBOR Interest Period as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) two (2) London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, at Lender’s option, to the next 100th of one percent) determined by Lender to be the average rate of interest per annum at which deposits in Dollars are offered for such LIBOR Interest Period to major banks in London, England at approximately 11:00 A.M. (London time) two (2) London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period.

Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (b) Borrower's ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Material Non-Domestic Subsidiary - Any Non-Domestic Subsidiary that has at least $350,000 in assets or has revenues consisting of at least $350,000, each as reflected on the most recent financial statements delivered pursuant to Section 6.9(a) or (b) hereof.

Maximum Revolving Credit Amount - The sum of Twenty Three Million Five Hundred Thousand and 00/100Dollars ($23,500,000.00).

Non-Material Non-Domestic Subsidiary - Any Non-Domestic Subsidiary which is not a Material Non-Domestic Subsidiary.

Non-Domestic Subsidiary - Any Subsidiary of the Borrower or any Guarantor which is not a Domestic Subsidiary.

Note - The Revolving Credit Note.

Notice of Conversion/Extension - A written notice of conversion of an Adjusted LIBOR Rate Loan to a Base Rate Loan or a Daily LIBOR Rate Loan, or of a Base Rate Loan to an Adjusted LIBOR Rate Loan or a Daily LIBOR Rate Loan, or of a Daily LIBOR Rate Loan to an Adjusted LIBOR Rate Loan or a Base Rate Loan or extension of an Adjusted LIBOR Rate Loan, in each case substantially in the form of Exhibit C attached hereto.

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower and any of its Subsidiaries to Lender or any other subsidiary of Lender or Bank Affiliate, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or any Subsidiary of the Borrower and Lender or any other subsidiary of Lender or Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower or any of its Subsidiaries, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any of its Subsidiaries pursuant to a Hedging Agreement; the payment of all amounts advanced by Lender or any other subsidiary of Lender or Bank Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other subsidiary of Lender or Bank Affiliate.  Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary of Lender or Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary of Lender or Bank Affiliate to Borrower or any of Borrower’s Subsidiaries, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower or any Subsidiary of Borrower and Lender or any other subsidiary of Lender or Bank Affiliate.

Overadvance - Section 2.1(a).

PBGC - The Pension Benefit Guaranty Corporation.

Perfection Certificate - The Perfection Certificate provided by Borrower to Lender on or prior to the Closing Date in form and substance satisfactory to Lender.

Permitted Acquisition - Any acquisition (whether by merger or otherwise) by the Borrower or any Guarantor of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business (or reasonable extensions thereof) of the Borrower or such Guarantor or the purchase of all or substantially all of the assets owned by such Person or the purchase of a division, business unit or product line of a Person; provided (a) the Lender shall have received, within ten (10) Business Days of the closing of such Permitted Acquisition, (i) with respect to a Person which constitutes a Domestic Subsidiary, a duly executed Guaranty and Surety Agreement and Security Agreement by such Domestic Subsidiary and the other documents required to be delivered pursuant to Section 6.17 hereof, pursuant to which such Subsidiary becomes a “Guarantor” hereunder, and (ii) with respect to a Person which constitutes a Material Non-Domestic Subsidiary, to the extent not previously received, a duly executed Pledge Agreement by the parent of such Material Non-Domestic Subsidiary, and the other documents required to be delivered pursuant to Section 6.17 hereof; (b) the Lender shall have received evidence reasonably satisfactory to it that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally; (c) the Lender shall have received within thirty (30) Business Days prior to closing of such Permitted Acquisition, the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Administrative Agent may reasonably require; (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition on a pro forma basis and the Lender shall have received five-year pro-forma post-acquisition projections and pro forma financial statements showing that no Default or Event of Default shall have occurred after giving effect to such acquisition; (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person; and (f) the Borrower shall have received the prior written consent of the Lender if the Permitted Acquisition Purchase Price to be paid in connection with such Permitted Acquisition is in excess of $8,000,000 or if the aggregate Acquisition Purchase Price of all Permitted Acquisitions after consummation of such Permitted Acquisition would be in excess of $8,000,000.

Permitted Acquisition Purchase Price - With respect to any Permitted Acquisition, collectively, without duplication, (a) all cash paid by the Borrower or any Guarantor in connection with such Permitted Acquisition, including transaction costs, fees and other expenses incurred by the Borrower or such Guarantor in connection with such Permitted Acquisition, (b) all Indebtedness created, and all Indebtedness assumed, by the Borrower or any Guarantor in connection with such Permitted Acquisition, including, without limitation, the maximum amount of any purchase price to be paid pursuant to any “earn out” provision contained in the applicable purchase agreements related to such Permitted Acquisition, (c) the value of all capital stock issued by the Borrower or any Guarantor in connection with such Permitted Acquisition, and (d) the deferred portion of the purchase price or any other costs paid by the Borrower or any Guarantor in connection with such Permitted Acquisition, including, but not limited to, consulting agreements and non-compete agreements.  For purposes of this definition, if any “earn out” provision in any purchase agreement for any Permitted Acquisition does not provide for a maximum payment, the amount to be calculated pursuant to subsection (b) of this definition with respect to the maximum amount of any purchase price to be paid pursuant to any “earn out” provision, shall be determined by the Lender, on a reasonable basis, on the basis of the projections provided to the Lender.

Permitted Indebtedness - (a) Indebtedness to Lender in connection with the Revolving Credit, and Letters of Credit or otherwise pursuant to the Loan Documents; (b) Indebtedness under Hedging Agreements, provided such Hedging Agreements are entered into in the ordinary course of business and not for speculative purposes; (c) trade payables incurred in the ordinary course of Borrower's business; (d) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed $250,000, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; (e) Indebtedness existing on the Closing Date that is identified and described on Schedule 1.1(a) attached hereto and made part hereof, (f) Subordinated Debt and (g) secured Indebtedness of Qualytextil, S.A. not to exceed $5,000,000, in the aggregate.

Permitted Investments - (a) investments and advances existing on the Closing Date that are disclosed on Schedule 5.10(a), (b) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (c) additional loans and advances to, and equity investments in, the Non-Domestic Subsidiaries, made after July 31, 2009, not to exceed $7,500,000, in the aggregate, during the term of the Loans, subject to compliance with Section 6.17 hereof; (d) Permitted Acquisitions; (e) investments by any Material Non-Domestic Subsidiary which is a First-Tier Subsidiary to any other Material Non-Domestic Subsidiary, not to exceed $3,500,000 during the term of this Agreement; and (f) investment-grade investments by any Material Non-Domestic Subsidiary made in the ordinary course of its business and in accordance with the Borrower’s guidelines and procedures.

Permitted Liens - (a)  Liens securing taxes, assessments or governmental charges or levies not delinquent; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets security purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (d) Liens existing on the Closing Date and shown on Schedule 1.1(b) attached hereto and made part hereof; (e) Liens by Qualytextil, S.A. to secure Indebtedness described in clause (g)” of the definition of “Permitted Indebtedness”; (f) Liens in favor of Lender securing the Obligations and other Liens in favor of Lender; (g) Liens or taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Borrower or any Subsidiary of the Borrower in accordance with Generally Accepted Accounting Principles; and (h) Liens on real property of any Non-Domestic Subsidiary acquired in connection with a Permitted Acquisition provided that such Liens (i) do not secure Indebtedness in excess of $2,000,000, in the aggregate, during the term of this Agreement, (ii) do not extend to any assets and property of any Non-Domestic Subsidiary other than real property.

Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Pledge Agreements  - Those certain pledge agreements or other documents, each to be executed and delivered on the Closing Date by the Borrower and the Guarantor pursuant to Section 4.1 hereof and, thereafter, by Borrower or any Guarantor who is the direct holder of capital stock of any Material Non-Domestic Subsidiary of Borrower or any Guarantor who is required to execute the same pursuant to Section 6.17 hereof, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

Property - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Regulation D - Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Reimbursement Obligations - Section 2.2(c).

Requirement of Law - Collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Restricted Payment - (a) Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Borrower; (b) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (c) Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower.

Revolving Credit - Section 2.1(a).

Revolving Credit Closing Fee - Section 2.6(a).

Revolving Credit Maturity Date -  January 14, 2011.

Revolving Credit Note - Section 2.1(b).

Security Agreement - That certain security agreement to be executed by each Guarantor in favor of Lender, in form and substance satisfactory to Lender, on or prior to the Closing Date and thereafter by each Domestic Subsidiary required to deliver a Security Agreement pursuant to Section 6.17 hereof, as same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

Security Documents - The Pledge Agreements and the Security Agreement, each to be delivered to the Lender on the Closing Date, and each other collateral security document thereafter delivered to the Lender.

Subordinated Debt - Indebtedness of Borrower subject to payment terms and subordination provisions set forth in a written subordination agreement or intercreditor agreement acceptable to Lender in its sole discretion.

Subsidiary - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Surety and Guaranty Agreement - That certain surety and guaranty agreement to be executed by each Guarantor in favor of Lender, in form and substance satisfactory to Lender, on or prior to the Closing Date and thereafter by each Domestic Subsidiary required to deliver a Surety and Guaranty Agreement pursuant to Section 6.17 hereof, as same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

UCC - The Uniform Commercial Code as adopted in the State of New York, as in effect from time to time.

Unfunded Capital Expenditures - Capital Expenditures that are not financed through interest bearing Indebtedness.

Other Capitalized Terms - Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2           Accounting Principles:  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement.  If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.8, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.3           Construction:  No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II
THE LOANS

2.1           Revolving Credit - Description:

(a)           Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the "Revolving Credit") which shall include cash Advances extended by Lender to or for the benefit of Borrower as well as Letters of Credit issued for the account of Borrower from time to time hereunder.  The aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amount, shall not at any time exceed the Maximum Revolving Credit Amount.  Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date.  If Aggregate Outstandings at any time exceeds the Maximum Revolving Credit Amount (such excess referred to as "Overadvance"), Borrower shall immediately repay the Overadvance in full.

(b)           At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount ("Revolving Credit Note").  The Revolving Credit Note shall evidence Borrower's unconditional obligation to repay Lender for all Advances made under the Revolving Credit, with interest as herein provided.  Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.  The Revolving Credit Note shall be in form and substance satisfactory to Lender.

(c)           The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date.  On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit.

2.2           Letters of Credit:

(a)           As a part of the Revolving Credit and subject to its terms and conditions, Lender shall make available to Borrower Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the L/C Commitment. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Lender.  No Letter of Credit shall be issued with an expiry date later than (i) three hundred sixty five (365) days from the date of issuance for a stand-by letter of credit, or (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date.  Borrower shall execute and deliver to Issuer all Letter of Credit Documents required by Lender for such purposes.  Each Letter of Credit shall comply with the Letter of Credit Documents.

(b)           Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by Borrower under the Revolving Credit.

(c)           In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall promptly notify Borrower and Borrower shall immediately reimburse Lender on the day when such drawing is honored, by either a cash payment by Borrower or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by Borrower, and at Lender's option, by Lender automatically making or having been deemed to have made (without further request or approval of Borrower) a cash Advance under the Revolving Credit on such date to reimburse Lender.  Borrower's reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as Borrower's "Reimbursement Obligations."  All of Borrower's Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of Borrower.

(d)           The obligation of Borrower to reimburse Lender for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i)           any lack of validity or enforceability of any Letter of Credit;

(ii)           the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii)           any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Lender shall have acted with willful misconduct or gross negligence in issuing such payment;

(v)           any other circumstances or happening whatsoever that is similar to any of the foregoing; or

(vi)           the fact that a Default or Event of Default shall have occurred and be continuing.

(e)           If by reason of (i) any change after the Closing Date in any Requirement of Law, or any change in the interpretation or application thereof by any Governmental Authority of any Requirement of Law or (ii) compliance by Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(i)           Lender shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Lender;

(ii)           any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Lender; or

(iii)           there shall be imposed on Lender any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then and in any such case, Lender shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Credit.  A certificate signed by an officer of Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Lender shall, except for manifest error and absent written notice from Borrower to Lender within ten (10) days from submission, be final, conclusive and binding for all purposes.

(f)           In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (b) the failure of Lender to honor a drawing under any Letter of Credit as a result of any such act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts") in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Lender constituting gross negligence or willful misconduct.

(g)           As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Lender by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Lender's gross negligence or willful misconduct; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by Lender's gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts.  None of the above shall affect, impair or prevent the vesting of any of Lender's rights or powers hereunder

(h)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Lender in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Lender to Borrower.

2.3           Advances and Payments:

(a)           Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, Reimbursement Obligations and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its banking office, at PO Box 5600, Lewiston, ME 04243-5600, or such other office as Lender may designate in writing, in United States Dollars, in immediately available funds.  Borrower hereby authorizes Lender to charge checking account number 4245875913 maintained at Lender and further agrees that Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge any of Borrower's operating and/or deposit account(s), in any event  for all of Borrower's Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses.  Alternatively, Lender may in its discretion (and Borrower hereby authorizes Lender to) make a cash Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder.  Borrower acknowledges that Borrower’s failure to maintain sufficient funds in any checking, operating or deposit account for payment of any of the Obligations, or Lender’s failure to charge any such account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document.  Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day.  Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

(b)           Cash Advances which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower's operating account with Lender.

(i)           All cash Advances requested by Borrower under the Revolving Credit that are (a) LIBOR Rate Loans must be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof and (b) Base Rate Loans must be in the minimum amount of One Hundred Thousand Dollars ($100,000) and integrated multiples of Ten Thousand Dollars ($10,000) in excess thereof.

(ii)           All cash Advances requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request ("Advance Request") executed by an Authorized Officer in the form of Exhibit B attached hereto.  Requests for Base Rate Loans and Daily LIBOR Rate Loans must be requested by 10:00 A.M., Eastern time, on the date such Advance is to be made.  Requests for Adjusted LIBOR Rate Loans must be requested three (3) Business Days in advance and must specify the amount of such Adjusted LIBOR Rate Loan and the LIBOR Interest Period.  If no LIBOR Interest Period is specified, the LIBOR Interest Period for an Adjusted LIBOR Rate Loan shall be deemed to be a one month period.

Upon receiving a request for an Advance in accordance with subparagraph (ii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

(c)           Notwithstanding anything to the contrary herein, and subject to the terms of the Cash Management Agreement, all cash Advances requested by the Borrower constituting Daily LIBOR Rate Loans shall be made available by crediting such proceeds to Designated Account.  In addition, the Lender will sweep all collected balances from the Cash Collateral Account at the end of each Business Day to pay down or payoff any outstanding Loans constituting Daily LIBOR Rate Loans and any remaining collected balances after such pay down or payoff shall be swept into the Designated Account.  As used in the this paragraph, the terms “Designated Account” and “Cash Collateral Account” shall have the meanings ascribed to them in the Cash Management Agreement.

2.4           Interest:

(a)           The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, at Borrower's option, (i) the Adjusted LIBOR Rate plus the Applicable Rate, (ii) the Base Rate or (iii) the Daily LIBOR Rate plus the Applicable Rate.

(b)           Changes in the interest rate applicable to Base Rate Loans and Daily LIBOR Rate Loans shall become effective on the same day there is a change in the Base Rate and the Daily LIBOR Rate, respectively.

(c)           Interest on Base Rate Loans and Daily LIBOR Rate Loans shall be payable monthly, in arrears, on the first day of each month, beginning on the first day of the first full calendar month after the Closing Date, and on the Revolving Credit Maturity Date.  Interest on Adjusted LIBOR Rate Loans shall be payable on the last day of the applicable LIBOR Interest Period or, in the case of a LIBOR Interest Period which is six months, at the end of the three month period, and on the last day of such LIBOR Interest Period.

(d)           Borrower may elect from time to time to convert Base Rate Loans and Daily LIBOR Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to Lender at least three (3) Business Days prior to the proposed date of conversion.  In addition, Borrower may elect from time to time to convert all or any portion of a (i) LIBOR Rate Loan to a Base Rate Loan or Daily LIBOR Rate Loans, (ii) Base Rate Loans to Daily LIBOR Rate Loans or (iii) Daily LIBOR Rate Loans to Base Rate Loans by giving Lender irrevocable written notice thereof by 12:00 noon one (1) Business Day prior to the proposed date of conversion.  Adjusted LIBOR Rate Loans may only be converted to Base Rate Loans or Daily LIBOR Rate Loans on the last day of the applicable LIBOR Interest Period.  If the date upon which an Adjusted LIBOR Rate Loan is to be converted to a Base Rate Loan or a Daily LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of a LIBOR Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan.  All or any part of outstanding Base Rate Loans and Daily LIBOR Rate Loans may be converted as provided herein; provided that no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing.

(e)           Borrower may continue any Adjusted LIBOR Rate Loans upon the expiration of a LIBOR Interest Period with respect thereto by delivering a Notice of Conversion/Extension to Agent at least three (3) Business Days prior to the proposed date of extension; provided that no Adjusted LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.  If Borrower shall fail to give timely notice of an election to continue an Adjusted LIBOR Rate Loan, or the continuation of an Adjusted LIBOR Rate Loans is not permitted hereunder, each such Adjusted LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.

(f)           Borrower may not have more than six (6) LIBOR Rate Loans outstanding at any time.

2.5           Additional Interest Provisions:

(a)           Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

(b)           After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans, shall be increased by four hundred (400) basis points.  All such increases may be applied retroactively to the date of the occurrence of the Event of Default.  Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender's damages and is not a penalty.

(c)           All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(d)           In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

(e)           Borrower shall not request and Lender shall not make or continue, or convert any Loan to a LIBOR Rate Loan while an Event of Default exists.

2.6           Fees and Charges:

(a)           At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit ("Revolving Credit Closing Fee") of Forty One Thousand Six Hundred Sixty Six Thousand and 67/100 Dollars ($41,667.67), less amounts previously paid thereon.

(b)           Borrower shall pay to Lender a commitment fee on the average daily unused portion of the Revolving Credit from the date of this Agreement until the Revolving Credit Commitment Termination Date at a rate per annum equal to the Applicable Rate, based on a year of 360 days, payable quarterly in arrears on the last day of March, June, September, and December of each year commencing March 31, 2010, on the Revolving Credit Maturity Date and on each date the Revolving Credit is permanently reduced in whole or in part.

(c)           Borrower shall pay to Lender a fee in an amount equal to the Applicable Rate per annum of the face amount of each Letter of Credit issued by Lender.  Such fee shall be payable quarterly in arrears on the first day of each calendar quarter and at the expiration or termination of the Letter of Credit.  In addition, Borrower shall pay to Lender, upon billing therefor, all of Lender's charges for issuance, amendment, extension and cancellation of the Letter of Credit.  All such fees and charges are referred to herein collectively as the "L/C Fees."

(d)           Borrower shall unconditionally pay to Lender a late charge equal to six percent (6%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date.  Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations.  Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender's damages and is not a penalty.

(e)           Borrower shall unconditionally pay to Lender a Twenty Five Dollar ($25.00) fee for any check or payment item returned by Lender for insufficient funds or any other reason.  Borrower agrees that such fee is a reasonable estimate of Lender’s damages and is not a penalty.

2.7           Prepayments: Borrower may prepay the Revolving Credit  in whole or in part at any time or from time to time, without penalty or premium except as provided in Section 2.10.  Any prepayment shall be accompanied by all accrued and unpaid interest.

2.8           Use of Proceeds:  The extensions of credit under and proceeds of the Revolving Credit shall be used for to refinance the Existing Indebtedness and for general corporate purposes, including working capital, Capital Expenditures and Permitted Acquisitions.

2.9           Capital Adequacy:  If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender's capital with regard to the Loans is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender's rate of return.  Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower.  In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable.

2.10         Funding Indemnity:  Borrower shall indemnify Lender, and hold Lender harmless from any loss, damages, liability, or expense which Lender may sustain or incur as a consequence of the making of a prepayment of Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto.  With respect to such Loans, such indemnification shall equal the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank Eurodollar market. This covenant shall survive the termination of this Agreement, and the payment of the Obligations.

2.11        Inability to Determine Interest Rate:  Notwithstanding any other provision of this Agreement, if Lender shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, (i) by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate or the Daily LIBOR Rate for a LIBOR Interest Period, or (ii) the Adjusted LIBOR Rate or the Daily LIBOR Rate, as applicable,does not adequately and fairly reflect the cost to Lender of funding LIBOR Rate Loans that Borrower has requested be outstanding as LIBOR Rate Loans during a LIBOR Interest Period, Lender shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower at least two (2) Business Days prior to the first day of such LIBOR Interest Period. Unless Borrower shall have notified Lender upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loan shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as Adjusted LIBOR Rate Loans shall remain as or be converted into Base Rate Loans. Until any such notice has been withdrawn by Lender, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the LIBOR Interest Periods so affected.

2.12        Illegality:  Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof to Lender by the relevant Governmental Authority shall make it unlawful for Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, or to obtain in the interbank Eurodollar market, the funds with which to make such Loans, (a) Lender shall promptly notify Borrower thereof, (b) the commitment of Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until Lender shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the LIBOR Interest Period for such Loans, or within such earlier period as required by law, to Base Rate Loans.  Borrower hereby agrees promptly to pay Lender, upon its demand, any additional amounts necessary to compensate Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by Lender in connection with any repayment in accordance with this Section 2.12, including but not limited to, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by Lender, to Borrower shall be presumptive evidence of such amounts owing.  Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.12, provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal or regulatory burdens deemed by Lender in its reasonable discretion to be material.

2.13         Requirements of Law:

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

(ii)           shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to materially increase the cost to Lender of making or maintaining LIBOR Rate Loans, or to reduce any amount receivable hereunder, or under the Note, then, in any such case, Borrower shall promptly pay Lender, upon its demand, any additional amounts necessary to compensate Lender for such additional costs or reduced amount receivable which Lender reasonably deems to be material as determined by Lender, with respect to its LIBOR Rate Loans.  A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by Lender to Borrower shall be presumptive evidence of such amounts owing.  Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this Section 2.13; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal regulatory burdens deemed by Lender in good faith to be material.

(b)           The agreements in this Section 2.13 shall survive the termination of this Agreement and payment of the Obligations.

2.14         Extension of Revolving Credit Maturity Date:  The Borrower shall have the option to extend the Revolving Credit Maturity Date for two years to January 14, 2013; provided that no Default or Event of Default exists at the time of such extension, there has been no Material Adverse Effect and the Borrower has entered into an amendment to the Dupont Agreement or a new licensing agreement with Dupont in accordance with Section 6.19 below.  The Borrower may exercise the option granted pursuant to this Section 2.14 by delivery to the Bank (i) written notice of its intention to extend the Revolving Credit Maturity Date at any time following the Effective Date but on or before March 15, 2010, (ii) an amendment to this Agreement, in form and substance reasonably satisfactory to the Bank, providing for, among other things the payment of an additional upfront fee of $83,333.33, and (iii) such other documents and agreements reasonably satisfactory to the Bank.

SECTION III

COLLATERAL

3.1           Collateral:  As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of Borrower, including but not limited to the following Property of the Borrower, all whether now owned or hereafter acquired, created or arising and wherever located:

(1)           Accounts - All Accounts;

(2)           Chattel Paper - All Chattel Paper;

(3)           Documents - All Documents;

(4)           Instruments - All Instruments;

(5)           Inventory - All Inventory;

(6)           General Intangibles - All General Intangibles;

(7)           Equipment - All Equipment;

(8)           Fixtures - All Fixtures;

(9)           Deposit Accounts - All Deposit Accounts (including any Permitted Investments that constitute Deposit Accounts);

(10)           Goods - All Goods;

(11)           Letter of Credit Rights – All Letter of Credit Rights;

(12)           Supporting Obligations – All Supporting Obligations;

(13)           Investment Property - All Investment Property (including any Permitted Investments that constitute Investment Property);

(14)           Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule 5.20 (as amended or supplemented from time to time);

(15)           Property in Lender's Possession - All Property of Borrower, now or hereafter in Lender's possession; and

(16)           Proceeds - The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (xv).

3.2           Lien Documents:  At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

(a)           Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b)           Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3           Other Actions:

(a)           In addition to the foregoing,  Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder and the delivery of motor titles with Lender’s lien noted thereon.  At Lender's reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

(b)           Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower's signature, in accordance with the UCC.  Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing "All Assets" in the collateral description therein.  Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4           Searches, Certificates:

(a)           Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower's expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(i)           UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

(ii)           Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

(b)           Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5           Landlord's and Warehouseman's Waivers:  Borrower will cause each owner of any premises occupied by Borrower or to be occupied by Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender, upon Lender’s request, an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

3.6           Filing Security Agreement:  A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.7           Power of Attorney:  Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following:  (a)  endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower's Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender's security interest or Lien in the Collateral; and (c) do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION IV

CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender's counsel):

4.1           Resolutions, Opinions, and Other Documents:  Borrower shall have delivered, or caused to be delivered to Lender the following:

(a)           this Agreement, the Note and each of the other Loan Documents all properly executed by the Borrower and Guarantor, as the case may be;

(b)           financing statements and each of the documents to be executed and/or delivered by Borrower or any Guarantor pursuant to this Agreement;

(c)           certified copies of (i) resolutions of Borrower's and Guarantor’s board of directors' or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower's and Guarantor’s articles or certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable;

(d)           an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures and an incumbency certificate for Guarantor identifying all individuals authorized to execute the Loan Documents to which the Guarantor is a party with specimen signatures;

(e)           (i) a written opinion of Borrower's and Guarantor’s independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary and (ii) such opinions of foreign counsel as the Lender shall require with respect to the Pledge Agreements with respect to Material Non-Domestic Subsidiaries to be delivered on the Closing Date.

(f)           such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

(g)           certification by the president of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower and its Subsidiaries since January 31, 2009;

(h)           payment by Borrower of all fees including, without limitation, Revolving Credit Closing Fee, and Expenses associated with the Loans;

(i)           Searches and certificates required under Section 3.4;

(j)           Insurance certificates and policies as required under Section 6.2;

(k)           Instruments and agreements required under Section 3.5;

(l)           simultaneously with the first Advance, evidence that the Existing Indebtedness has been paid in full, that the agreements giving rise to the Existing Indebtedness have been terminated and that Liens granted in connection therewith have been released; and

(m)           a copy of the Dupont Agreement in existence on the Closing Date and any amendments thereto;

(n)           copies of the executed employment agreements for each of Christopher J. Ryan and Gary Pokrassa; and

(o)           such other documents reasonably required by Lender.

4.2           Absence of Certain Events:  At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3           Warranties and Representations at Closing:  The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date.  Neither Borrower nor any Subsidiary of the Borrower shall have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4           Compliance with this Agreement:  Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5           Officers' Certificate:  Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

4.6           Closing:  Subject to the conditions of this Section, the Loans shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at Melville, New York.

4.7           Waiver of Rights:  By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.8           Conditions for Future Advances:  The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

(a)           This Agreement and each of the other Loan Documents shall be effective;

(b)           No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

(c)           No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(d)           Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.3 hereof;

(e)           No Lien (other than a Permitted Lien) has been imposed on Borrower; and

(f)           Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V

REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, Borrower warrants and represents to Lender that:

5.1          Organization and Validity:

(a)           Borrower and each of its Subsidiaries (i) is a corporation, limited liability company, partnership or other legal entity (as indicated on Schedule 5.1 hereto) duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect.  A list of all states and other jurisdictions where Borrower and each Guarantor is qualified to do business is shown on Schedule 5.1 attached hereto and made part hereof.

(b)           The making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or the charter, minutes or bylaw provisions of Borrower or any Guarantor, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower or any Guarantor is a party, or by which Borrower or any Guarantor is bound.  Neither Borrower nor any Guarantor is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of the Borrower’s or such Guarantor’s charter, minutes or bylaw provisions,.

(c)           Borrower and has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

 (d)           This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower and each Guarantor, as the case may be, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

5.2           Places of Business:  The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule 5.2 attached hereto and made part hereof.

5.3           Pending Litigation:  There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower or any of its Subsidiaries in any court or before any Governmental Authority except as shown on Schedule 5.3 attached hereto and made part hereof.  To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower or any of its Subsidiaries in any court or before any Governmental Authority.  Neither Borrower nor any of its Subsidiaries is in default with respect to any order of any Governmental Authority.  To the knowledge of Borrower, no shareholder or executive officer of  Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4           Title to Properties:  Borrower and each of its Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it respectively purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5           Governmental Consent:  Neither the nature of Borrower or any Guarantor nor its respective business or Property, nor any relationship between Borrower or such Guarantor and any other Person, nor any circumstance affecting Borrower or a Guarantor in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents, as applicable, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower or such Guarantor.

5.6           Taxes:  All tax returns required to be filed by Borrower or any of its Subsidiaries in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered.  Neither Borrower nor any of its Subsidiaries is aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower or such Subsidiary.

5.7           Financial Statements:  The annual audited consolidated (if applicable) balance sheets of Borrower for interim periods within the fiscal year enduing January 31, 2010, and the related statements of profit and loss, stockholder's equity and cash flow as of such date accompanied by reports thereon from Borrower's independent certified public accountants (complete copies of which have been delivered to Lender), and the interim consolidated (if applicable) balance sheet of Borrower as of January 31, 2009, and the related statements of profit and loss, stockholder's equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of such dates and the results of its operations for such periods.  The fiscal year for Borrower currently ends on January 31st. Borrower's federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule 5.7 attached hereto and made part hereof.

5.8           Full Disclosure:  The financial statements referred to in Section 5.7 of this Agreement do not, nor  does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact.  Such statements do not  omit a material fact, the omission of which  would make the statements contained therein  misleading.  There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could have a Material Adverse Effect.

5.9         Subsidiaries:  Attached hereto as Schedule 5.9 is a list of all of the Borrower’s Subsidiaries or Affiliates.

5.10       Investments, Guarantees, Contracts, etc.:

(a)           Neither Borrower nor any of its Subsidiaries owns or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except as shown on  Schedule 5.10(a), attached hereto and made part hereof.

(b)           Neither Borrower nor any of its Subsidiaries has entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule 5.10(b), attached hereto and made part hereof.

(c)           Neither Borrower nor any of its Subsidiaries is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

(d)           Except as otherwise specifically provided in this Agreement, neither Borrower nor any of its Subsidiaries has agreed or consented to cause or permit any of its respective Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11       Government Regulations, etc.:

(a)           The use of the proceeds of and Borrower's issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U.

(b)           Borrower and each of its Subsidiaries has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its respective Property and for the conduct of its business.

(c)           As of the date hereof, no employee benefit plan ("Pension Plan"), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability.  Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA).  Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates.  All Employee Benefit Plans and multi employer pension plans in which Borrower participates are shown on Schedule 5.11(c) attached hereto and made part hereof.

(d)           Neither Borrower nor any of its Subsidiaries is in violation of or receipt of  written notice that it is in violation of any Requirement of Law (including, without limitation, Environmental Laws), a violation of which causes or could cause a Material Adverse Effect.

(e)           Borrower and each of its Subsidiaries is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12       Business Interruptions:  Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower or any of its Subsidiaries have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower or any of its Subsidiaries.  There are no pending or, to Borrower's knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower or any of its Subsidiaries.  No collective bargaining agreements of Borrower or any of its Subsidiaries is scheduled to expire prior to the Revolving Credit Maturity Date.  Borrower will provide to the Lender, promptly following execution thereof, copies of employment contracts hereinafter entered into with Christopher Ryan or Gary Pokrassa and all material amendments, supplements and modifications thereto.

5.13       Names and Intellectual Property:

(a)           Within five (5) years prior to the Closing Date, neither Borrower nor any of its Subsidiaries has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.13(a) attached hereto and made part hereof.  Borrower is the sole owner of all names listed on such Schedule 5.13(a) and any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices.  Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

(b)           All trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use are shown on Schedule 5.13(b) attached hereto and made part hereof and Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule 5.13(b).  Borrower is not in violation of any rights of any other Person with respect to such Property.

(c)           Except as shown on Schedule 5.13(c) attached hereto and made part hereof, (i) Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

(d)           Borrower shall promptly notify the Lender of any termination (prior to the end of its stated term), material amendment, material supplement or other material modification to the Dupont Agreement or the occurrence of a default in any material respect by the Borrower under the Dupont Agreement or, to the Borrower’s knowledge, by any other party to the Dupont Agreement.

5.14         Other Associations:  Neither Borrower nor any of its Subsidiaries is engaged and has no interest in any joint venture or partnership with any other Person except as shown on Schedule 5.14, attached hereto and made part hereof.

5.15         Environmental Matters:  Except as shown on Schedule 5.15, attached hereto and made part hereof:

(a)           To the best of Borrower's knowledge after due inquiry, no Property presently owned, leased or operated by Borrower or any of its Subsidiaries contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b)           To the best of Borrower's knowledge after due inquiry, Borrower and each of its Subsidiaries is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or any of its Subsidiaries or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

(c)           Neither Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

(d)           Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower or any of its Subsidiaries under any Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower or any of its Subsidiaries is, or to Borrower's knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Borrower's business, financial condition, Property or prospects under any Environmental Law.

5.16         Regulation O:  No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of Lender.  For the purposes hereof the terms "director" "executive officer" and "principal shareholder" (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17         Capital Stock:  The authorized and outstanding Capital Stock of Borrower is as shown on Schedule 5.17 attached hereto and made part hereof.  All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule 5.17, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower.  Except as shown on Schedule 5.17, Borrower has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18          Solvency:  After giving effect to the transactions contemplated under this Agreement, Borrower and each Guarantor is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower's and such Guarantor’s debts.  Neither Borrower nor any Guarantor will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19          Perfection and Priority:  This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule 5.19, attached hereto and made part hereof under Borrower's name, Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future.

5.20          Commercial Tort Claims:  As of the Closing Date, Borrower is not a party to any Commercial Tort Claims, except as shown on Schedule 5.20 attached hereto and made part hereof.

5.21          Letter of Credit Rights:  As of the Closing Date, Borrower has no Letter of Credit Rights, except as shown on Schedule 5.21, attached hereto and made part hereof.

5.22          Deposit Accounts:  All Deposit Accounts of Borrower are shown on Schedule 5.22, attached hereto and made part hereof.

5.23          Anti-Terrorism Laws:

(a)          General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)          Executive Order No. 13224.   Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)          a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)         a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)         a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)          a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)         a Person who is affiliated with a Person listed above.

(vii)        a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(viii)       a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(ix)          a Person who is affiliated with a Person listed above.

SECTION VI

AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the revolving Credit has been terminated,:

6.1         Payment of Taxes and Claims:  Borrower and its Subsidiaries shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower or such Subsidiary’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that neither Borrower nor such Subsidiary shall be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower or such Subsidiary, and if  Borrower or such Subsidiary shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower or such Subsidiary’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2         Maintenance of Properties and Corporate Existence:

(a)           Property –Borrower and each of its Subsidiaries shall maintain its respective Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower or such Subsidiary.

(b)           Property Insurance, Public and Products Liability Insurance – Borrower and its Subsidiaries shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower or such Subsidiary.  At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance for Borrower and each Guarantor as Lender may require, and any certificates of insurance shall be issued on Acord Form-27.  In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear.  Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower.  Borrower hereby appoints Lender as Borrower's attorney-in-fact, exercisable at Lender's option to endorse any check  which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine.  Borrower further covenants that all insurance premiums owing under current policies of Borrower and each Guarantor have been paid.  Borrower shall notify Lender, immediately, upon receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy of Borrower or a Guarantor.

(c)           Financial Records –Borrower and each of its Subsidiaries shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.  Neither Borrower nor any of its Subsidiaries shall change its fiscal year end date without the prior written consent of Lender.

(d)           Corporate Existence and Rights – Borrower and each of its Subsidiaries shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.  Borrower and each of its Subsidiaries shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses.

(e)           Compliance with Laws – Borrower and each of its Subsidiaries shall be in compliance with any and all Requirements of Law to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws).   Borrower and each of its Subsidiaries shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or such Subsidiary or any Property of Borrower or such Subsidiary.

6.3         Business Conducted:  Borrower and each of its Subsidiaries shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill.  Neither Borrower nor any of its Subsidiaries shall engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower or such Subsidiary immediately prior to the Closing Date.

6.4         Litigation:  Borrower shall give prompt notice to Lender of any litigation claiming in excess of Two Hundred Fifty Thousand Dollars ($250,000) from Borrower or any of its Subsidiaries, individually or in the aggregate, which is not fully covered by insurance (but subject to any deductibles)  or which may otherwise have a Material Adverse Effect.  Borrower shall further deliver to the Lender a schedule of all litigation describing any claim in excess of $50,000, individually, involving the Borrower or any its Subsidiary, simultaneously with the financial statements to be delivered to the Lender in accordance with Section 6.9(a)(i) and 6.9(a)(ii) hereof.

6.5         Issue Taxes:  Borrower shall pay all taxes (other than taxes based upon or measured by any Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Note and the recording of any lien documents.  The obligations of Borrower hereunder shall survive the payment of Borrower's Obligations hereunder and the termination of this Agreement.

6.6         Bank Accounts:  Borrower shall maintain its major depository and disbursement account(s), and cash management relationship, with Lender.

6.7         Employee Benefit Plans:  Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender's request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto.  Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower's knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8         Financial Covenant:  Borrower shall maintain and comply with the following financial covenants:

(a)         Consolidated Fixed Charge Coverage Ratio - Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.0, measured quarterly as of each quarter end.

(b)         Consolidated Leverage Ratio - Borrower shall maintain a Consolidated Leverage Ratio of not more the ratio set forth below opposite the applicable period, measured quarterly as of each fiscal quarter end:

Period	Maximum Ratio
October 31, 2009	4.50 to 1.00
January 31, 2010 and thereafter	4.00 to 1.00

(c)         Consolidated EBITDA. Borrower shall maintain a Consolidated EBITDA of not less than the amount set forth below opposite the applicable period, measured quarterly as of each fiscal quarter end:

Period	Minimum Amount
October 31, 2009	$3,750,000
January 31, 2010	$4,000,000
April 30, 2010	$4,250,000
July 31, 2010 and thereafter	$4,500,000

(d)         Asset Coverage Ratio.  At all times when the Consolidated Leverage Ratio is greater than or equal to 2.00 to 1.00, Borrower shall maintain an Asset Coverage Ratio of not less than 1.25 to 1.00, measured monthly at the end of each calendar month.

6.9         Financial and Business Information:  Borrower shall deliver or cause to be delivered to Lender the following:

(a)         Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

(i)           As soon as available, and in any event, within forty five (45) days after the end of the first, second and third fiscal quarter of each fiscal year of Borrower, the consolidated and consolidating income statements and balance sheet of Borrower and its Subsidiaries and the consolidated cash flow statement of the Borrower and its Subsidiaries, each for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower's chief financial officer to have been prepared from the books and records of Borrower;

(ii)           as soon as available, and in any event, within one hundred twenty (120) days after the end of each fiscal year of Borrower, (A) the consolidated income and cash flow statements of Borrower and its Subsidiaries for such fiscal year, and the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to Lender, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower and (B) the management-prepared consolidating income statements of the Borrower and its Subsidiaries and the consolidating balance sheet of Borrower and its Subsidiaries, each for such fiscal year setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, prepared in accordance with GAAP which support the financial statements delivered pursuant to clause (A) above, accompanied by a certificate to that effect executed by the Chief Financial Officer of the Borrower;

(iii)           within thirty (30) days of the end of each calendar month, (x) Borrower's accounts receivable aging report, accounts payable aging report, inventory reports and such other reports as Lender reasonably deems necessary, certified by Borrower's chief financial officer as true and correct, all in form and substance reasonably satisfactory to Lender and (y) a certificate from the chief financial officer, chief executive officer or president of Borrower with a description of eligible domestic accounts receivable and eligible domestic inventory in order to establish that Borrower is in compliance with the requirements of Section 6.8(d) hereof, if then applicable, to support compliance therewith;

(b)           Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower or its Subsidiary is taking (and proposes to take) with respect thereto;

(c)           Notice of Claimed Default - promptly upon receipt by Borrower or any of its Subsidiaries, notice of default, oral or written, given to Borrower or such Subsidiary by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower or such Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000); and

(d)           Securities and Other Reports - if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

(e)           Additional Reports - Borrower and each of its Subsidiaries shall, if requested by Lender, promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

6.10       Officers' Certificates:  Along with the set of financial statements delivered to Lender at the end of each fiscal quarter pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Borrower shall deliver to Lender a certificate ("Compliance Certificate") (in the form of Exhibit D, attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower's independent certified public accountant) setting forth:

(a)           Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

(b)           Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11         Audits and Inspection:  Borrower shall permit any of Lender's officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower and each Guarantor (provided that, while an Event of Default exists, Lender may make such visits and inspections at any time without prior notice), to examine and audit all of Borrower's and each Guarantor’s Collateral, books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants, provided that any such examinations, audits and inspections conducted by Lender during the occurrence and continuance of an Event of Default, shall be at Borrower's expense, at the standard rates charged by Lender for such activities, plus Lender's reasonable out-of-pocket expenses (all of which amounts shall be Expenses).

6.12         Information to Participant:  Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.13         Material Adverse Developments:  Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect.  In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.14           Places of Business:  Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its or any of its Subsidiaries’ respective places of business, of the places where records concerning Borrower’s and each Guarantor’s Accounts or where Borrower’s and each Guarantor’s Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business.

6.15           Commercial Tort Claims:  Borrower will immediately notify Lender in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim.  Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim.  Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations.  Borrower authorizes Lender to file (without Borrower's signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.16           Letter of Credit Rights:  Borrower shall provide Lender with written notice of any Letters of Credit for which Borrower is the beneficiary.  Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.17           Additional Subsidiaries:  Borrower shall give the Lender prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary not existing as a Subsidiary on the Closing Date.  Subject to the last sentence of this Section 6.17, Borrower or a Guarantor, as appropriate, (a) shall cause each Subsidiary of such Person which is a Domestic Subsidiary to execute a Surety and Guaranty Agreement and a Security Agreement, (b) shall execute a Foreign Pledge Agreement with respect to 65% of the Capital Stock of each First-Tier Subsidiary of such Person which is or becomes a Material Non-Domestic Subsidiary, (c) shall deliver an opinion of counsel, simultaneously with the delivery of (i) the Guaranty and Surety Agreement and Security Agreement executed pursuant to clause (a)(i) above, with respect to such new Domestic Subsidiary, and the delivery of any Pledge Agreement executed pursuant to clause (a)(ii) above, that such Pledge Agreement is valid and enforceable in the jurisdiction of formation of such Material Non-Domestic Subsidiary, provided that if such opinion, in connection with the delivery of any Pledge Agreement executed pursuant to clause (a)(ii) above, cannot be provided, the Borrower or Guarantor and such Material Non-Domestic Subsidiary, as appropriate, shall execute any additional documents that may be required in order to perfect the lien granted by such Pledge Agreement in such jurisdiction and to enable such counsel to deliver an acceptable opinion with respect thereto and (d) with respect to the pledge of Capital Stock of any Material Non-Domestic Subsidiary that is certificated, deliver such certificates and powers with respect to such interests duly endorsed in blank, and, in the event of uncertificated interests UCC-1 financing statements identifying such interest and executed by the holder of such interest or such other documentation as reasonably requested by the Lender in order to grant and perfect a security interest in such ownership interest; all within ten (10) Business Days after the creation, establishment or acquisition of such Subsidiary and in connection therewith shall deliver or cause to be delivered such proof of corporate action, incumbency of officers and other documents as are consistent with those delivered as to each Domestic Subsidiary pursuant to Section 4.1 hereof on the Closing Date, or as the Lender may request, each in form and substance satisfactory to the Lender.  In no event shall Borrower or any Guarantor be required to pledge any of the assets of a Non-Domestic Subsidiary of Borrower or such Guarantor if such Non-Domestic Subsidiary is a controlled foreign corporation, as defined in Section 957(a) of the Code, including, but not limited to the stock of any Non-Domestic Subsidiary of the Borrower held directly or indirectly by any such Subsidiary.

6.18           Non-Material Non-Domestic Subsidiaries:  In the event that the assets or revenues of the Non-Material Non-Domestic Subsidiaries, taken as a whole, as determined in accordance with GAAP shall, at any time, exceed $700,000, then, at such time one or more Non-Material Non-Domestic Subsidiaries, as selected by the Borrower, shall be deemed Material Non-Domestic Subsidiary so that the Non-Material Non-Domestic Subsidiaries, taken as a whole, shall no longer have assets or revenues in excess of $700,000, in the aggregate.  In the event that any Non-Material Non-Domestic Subsidiary shall be deemed a Material Non-Domestic Subsidiary, such Subsidiary’s parent shall comply with the relevant provisions of Section 6.17 hereof.

6.19         Dupont Agreement:  The Borrower shall enter into an amendment to the Dupont Agreement in existence as of the Closing Date or a new licensing agreement with Dupont, on or before March 15, 2010, on terms and conditions reasonably satisfactory to the Bank.  The Borrower shall provide one or more drafts of such agreement for the Bank’s review and comment prior to the Borrower’s execution thereof.

SECTION VII

NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

7.1         Merger, Consolidation, Dissolution or Liquidation:

(a)           Neither Borrower nor any of its Subsidiaries shall engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale.

(b)           Neither Borrower nor any of its Subsidiaries shall merge or consolidate with any other Person or engage in a division, conversion, dissolution or liquidation, provided that (a) any Domestic Subsidiary may merge with and  into the Borrower or another Domestic Subsidiary, (b) any Non-Domestic Subsidiary may merge with and into another Non-Domestic Subsidiary, provided, that no Non-Domestic Subsidiary with respect to which the Lender has received a pledge of stock or other ownership interest shall merge with and into another Non-Domestic Subsidiary if 65% of the shares or other ownership interests of the surviving Subsidiary cannot be pledged to the Lender.

7.2         Acquisitions:  Neither Borrower nor any of its Subsidiaries shall acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction, except for Permitted Acquisitions.

7.3         Liens and Encumbrances:  Neither Borrower nor of its Subsidiaries shall: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4         Transactions With Affiliates or Subsidiaries:

(a)           Neither Borrower nor any of its Subsidiaries shall enter into any transaction with any Subsidiary or other Affiliate of Borrower or such Subsidiary, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to such Affiliate or any Subsidiary unless:  (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower or such Subsidiary, and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary’s business and upon terms substantially the same and no less favorable to Borrower or such Subsidiary as it would obtain in a comparable arm's length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

(b)           Neither Borrower nor any of its Subsidiaries shall create or acquire any Subsidiary, except in compliance with Section 6.17 hereof.

7.5          Guarantees:  Excepting (a) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, (b) in connection with trade payables in the ordinary course of business and (c) guaranties by the Borrower or any of its Subsidiaries for any Permitted Indebtedness of the Borrower or such Subsidiary not to exceed $500,000 in the aggregate during the term of this Agreement, neither Borrower nor any of its Subsidiaries shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6          Restricted Payments, Bonuses and Other Indebtedness:  Neither Borrower nor any of its Subsidiaries shall:  (a) declare or pay or make any forms of Restricted Payment to holders of Borrower's or such Subsidiary’s Capital Stock, except that the Borrower may repurchase up to $1,000,000 of its Capital Stock during the term of this Agreement; (b) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (d) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (e) make any payments on Subordinated Debt in violation of the subordination provisions thereof.

7.7          Loans and Investments:  Neither Borrower nor any of its Subsidiaries shall make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8          Use of Lenders' Name:  Borrower shall not use Lender's name in connection with any of its business operations.  Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9          Miscellaneous Covenants:

(a)           Neither Borrower nor any of its Subsidiaries shall become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's or such Subsidiary’s ability to perform under this Agreement or any Loan Document, as the case may be, or under any other instrument, agreement or document to which Borrower or such Subsidiary is a party or by which it is or may be bound.

(b)           Neither Borrower nor any of its Subsidiaries shall carry or purchase any "margin stock" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10         Jurisdiction of Organization:  Neither the Borrower nor any of its Subsidiaries shall change its jurisdiction of organization.

SECTION VIII

DEFAULT

8.1           Events of Default:  Each of the following events shall constitute an event of default ("Event of Default"):

(a)           Payments - if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Obligations on the date such payment is due and payable; or

(b)           Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement on the date such payment is due and payable; or

(c)           Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.2(b), 6.8, 6.9, 6.10 and 6.11 and Section 7 for which no cure period shall exist), such failure continues for fifteen (15) days after the occurrence thereof; or

(d)           Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

(e)           Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate with respect to any portion of any Property of Borrower or any of its Subsidiaries; or

(f)           Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower or any of its Subsidiaries contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(g)           Agreements with Others - (i) if Borrower or any of its Subsidiaries shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower or such Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; or (ii) if Borrower or any of its Subsidiaries otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower's or such Subsidiary’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

(h)           Other Agreements with Lender - if Borrower or any of its Subsidiaries breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower or such Subsidiary and Lender; or

(i)           Judgments - if any final judgment for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate against the Borrower or any of its Subsidiaries (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower or such Subsidiary has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower or such Subsidiary and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

(j)           Assignment for Benefit of Creditors, etc. - if Borrower or any of its Subsidiaries makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower or such Subsidiary; or

(k)          Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower or any of its Subsidiaries, or the commencement of any proceeding to avoid any transaction entered into by Borrower or any of its Subsidiaries, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's or any of its Subsidiaries’ debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower or such Subsidiary; provided however, that Borrower or such Subsidiary shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(l)           Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or any of its Subsidiaries or for Borrower's or any of its Subsidiaries’ Property; or

(m)         Execution Process, etc. - the issuance of any execution or distraint process against any Property of Borrower or any of its Subsidiaries; or

(n)          Termination of Business - if Borrower or any of its Subsidiaries ceases any material portion of its business operations as presently conducted; or

(o)          Pension Benefits, etc. - if Borrower or a Guarantor fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower's employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a "reportable event" as defined under ERISA occurs; or

(p)          Investigations - any indication or evidence received by Lender that reasonably leads it to believe Borrower or a Subsidiary of the Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower or such Subsidiary to any governmental entity, federal, state or local; or

(q)          Change of Control - if there shall occur a Change of Control; or

(r)           Surety and Guaranty Agreement- if any breach or default occurs under the Surety and Guaranty Agreement, or if the Surety and Guaranty Agreement, or any obligation to perform thereunder is terminated; or

(s)           Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower, any Guarantor or any Governmental Authority shall assert any of the foregoing; or

(t)           Material Adverse Effect – if there is any change in Borrower's or any of its Subsidiaries’ financial condition which, in Lender's reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect,

(u)          Change of Management – if there shall occur a Change of Management; or

(v)          Other Loan Documents - if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document.

8.2         Cure:  Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3         Rights and Remedies on Default:

(a)          In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit.

(b)          In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Revolving Credit and declare the Obligations (other than any Obligations arising under an Interest Hedging Instrument), immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations (other than any Obligations arising under an Interest Hedging Instrument)).

(c)          In addition to all other rights, options and remedies granted or available to Lender, under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrower shall be obligated to deliver and pledge to Lender, cash collateral in the amount of all outstanding Letters of Credit.

(d)          In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i)           The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

(ii)          By its own means or with judicial assistance, enter Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

(iii)         Require Borrower at Borrower's expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

(iv)         The right to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Revolving Credit or to take reserves against the Revolving Credit; or

(v)           The right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at law are inadequate.

(e)           Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower.  Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.  Lender shall have no obligation to clean up or prepare the Collateral for sale.  If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender.  Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4         Nature of Remedies:  All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5         Set-Off:  In addition to all other rights, options and remedies granted or available to Lender  under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Lender, or of Borrower with any other subsidiary of Lender or Bank Affiliate or any participant and may apply the funds or amount thus set-off against any of Borrower's Obligations hereunder.

If any bank account of Borrower with Lender, any other subsidiary of Lender or Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower's Obligations hereunder.

SECTION IX

MISCELLANEOUS

9.1           Governing Law:  THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.   THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2         Integrated Agreement:  The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3         Waiver:  No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4         Indemnity:

(a)           Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower's failure to comply with any Requirement of Law (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to  the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

(b)           Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof.  The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5         Time:  Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day.  Time is of the essence in Borrower's performance under all provisions of this Agreement and all related agreements and documents.

9.6         Expenses of Lender:  At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the "Expenses");

9.7         Brokerage:  This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.  If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party's reasonable counsel fees.  Borrower further agrees that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8         Notices:

(a)           Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	TD Bank, N.A.
45 Melville Park Road
Melville, New York 11747
Attention: John Topolovec, Vice President
Fax No.: 631-962-2834

With copies to:	Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556
Attention: Robert C. Creighton, Esq.
Fax No.: 516-227-0777

If to Borrower to:	Lakeland Industries, Inc.
701 Koehler Avenue, Suite 7
Ronkonkoma, New York 11779
Attention: President
Fax No.: 631-981-9751

With copies to:	Gilmartin, Poster & Shafto LLP
845 Third Avenue
New York, NY 10022
Attention: Robert L. Poster, Esq.
Fax No.: 212-425-3130

(b)           Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

(c)           Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9         Headings:  The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10       Survival:  All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf.  All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder.  Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.  All indemnification obligations under this Agreement, including under Section 2.2, 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

9.11       Successors and Assigns:  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.  Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender's rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender's rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender's rights under this clause (b)) to Borrower's written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12       Duplicate Originals:  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13       Modification:  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14       Signatories:  Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15       Third Parties:  No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party done, creditor or incidental beneficiary of Borrower.  Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person.

9.16       Discharge of Taxes, Borrower's Obligations, Etc.:  Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower's obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower's Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP.  Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender.  Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17         Withholding and Other Tax Liabilities:  Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender's request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance.   Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose.  In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower.  In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth.  Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18         Consent to Jurisdiction:  Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of New York or the United States District Court for the Eastern District of New York in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking.  Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.  Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19         Additional Documentation:  Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered.  Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20         Advertisement:

 (a)           Lender, in its sole discretion, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender.  Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, pricing, loan amount, name of Borrower and location of any Real Property.

 (b)           Lender shall also have the right to display a sign at the Real Property which indicates that Lender is providing the financing.  If such sign is provided, Borrower shall cause the sign to be displayed as requested by Lender and shall maintain such display during the period requested by Lender.

 (c)           The form and content of the sign and/or published information shall be in the sole discretion of Lender and shall be considered the sole and exclusive property of Lender.  All expenses related to publicizing the financing shall be the sole responsibility of Lender.

9.21           Waiver of Jury Trial:  BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.22           Consequential Damages:  Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan (SEAL)
Name: Christopher J. Ryan
Title: Chief Executive Officer and President

TD BANK, N.A.

By:	/s/ John Topolovec
Name: John Topolovec
Title: Vice President

(Signature Page to Loan and Security Agreement)